AMENDMENT 1 TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to Employment Agreement (this “Amendment”) is entered into as of February 28, 2013, by and between ADVANCED PHOTONIX, INC., a Delaware corporation (the “Company”), and ROBIN RISSER (“Employee”).

Recitals

A. Company and Employee are parties to that certain Employment Agreement dated as of August 19, 2011 (the “Employment Agreement”).

B. Company has requested that Employee amend the Employment Agreement and Employee has consented to the Amendment in accordance with the terms and subject to the conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                   Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Employment Agreement.

2.                   Amendments to Employment Agreement. Section 3.1 of the Employment Agreement is amended and restated in its entirety to read as follows:

“3.1. Base Salary. In consideration of the services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary (“Base Salary”) at the rate of $260,000 per year payable in accordance with the Company’s customary payroll practices as in effect from time to time. Base Salary will be reviewed no less frequently than annually, and may be increased (but not decreased) in the sole discretion of the independent directors of the Board or the Compensation Committee of the Board (the “Committee”). Notwithstanding the preceding, from the period commencing March 1, 2013 and ending July 31, 2013, the Base Salary payable pursuant to this Section 3.1 shall be reduced by twenty percent (20%).”

3.                   Limitation of Amendment. Except as expressly provided herein, the terms, covenants and conditions of the Employment Agreement shall remain unamended and shall continue to be and shall remain in full force and effect in accordance with their respective terms. The terms set forth herein shall be limited precisely as provided for herein to the provisions expressly referred to herein and shall not be deemed an amendment or modification of or consent to any other term or provision of the Employment Agreement, or otherwise prejudice any right or remedy which either party may now have or may have in the future under or in connection with the Employment Agreement.

4.                   Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY	EMPLOYEE

ADVANCED PHOTONIX, INC.

By: /s/ Richard Kurtz	/s/ Robin Risser
Name: Richard Kurtz	Robin Risser
Title: Chief Executive Officer